SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549





                             FORM 8-K





                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) January 15, 1998
                                                ___________________

              PERMA-FIX ENVIRONMENTAL SERVICES, INC.
      _____________________________________________________
      (Exact name of registrant as specified in its charter)


    Delaware              1-11596                 58-1954497
  ______________         ___________          __________________
 (State or other        (Commission           (IRS Employer
 jurisdiction of         File Number)         Identification No.)
 incorporation)


1940 N.W. 67th Place, Suite A, Gainesville, Florida       32653
___________________________________________________      _________
(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code  (352) 373-4200
                                                  _________________


                          Not applicable
   ____________________________________________________________
  (Former name or former address, if changed since last report)

       Item 5. Other Events.
                ____________

        Congress Loan. On January 15, 1998, the Registrant entered into a definitive loan agreement in which Congress Financial Corporation (Florida) ("Congress") provided to the Registrant and certain subsidiaries of the Registrant a $7,000,000 credit facility. Pursuant to the loan agreement with Congress (the "Congress Agreement") Congress provided the Registrant and its subsidiaries with a $7,000,000 credit facility ("Congress Loan"), consisting of (i) a revolving line of credit of up to $4,500,000, with the exact amount that can be borrowed under the revolving line of credit not to exceed eighty percent (80%) of the Net Amount of Eligible Accounts (as defined in the Congress Agreement) less certain reserves and (ii) a term loan of $2,500,000, with the term loan payable in monthly installments of approximately $52,000 plus interest. As of January 15, 1998, the Registrant's availability under the Congress Agreement revolving line of credit was approximately $1,500,000, less certain reserve requirements as set forth in the Congress Agreement. The Congress Agreement is for a term of three years, subject to earlier termination pursuant to the terms of the Congress Agreement.

        The proceeds from the Congress Loan have been used, in part, to replace other credit facilities of the Registrant, which had been provided by Heller Financial, Inc. ("Heller") and by Ally Capital Corporation ("Ally"). The replacement of Heller was accomplished through payment to Heller of approximately $826,000 pursuant to the term loan and approximately $2,289,000 pursuant to the revolving credit facility, both as provided in that certain Loan and Security Agreement between the Registrant and Heller. The replacement of Ally was accomplished through payment to Ally of approximately $909,000 pursuant to that certain equipment financing agreement between the Registrant and Ally. Due to the replacement of Heller and Ally as creditors and the termination of the Registrant's agreements with Heller and Ally, the Registrant is no longer in default under the terms of such agreements.

        Under the terms of the Congress Agreement, the Registrant has agreed to maintain an Adjusted Net Worth (as defined in the Congress Agreement) of not less than $3,000,000 throughout the term of the Congress Agreement. The Registrant has agreed that it will not pay any dividends on any shares of capital stock of the Registrant, except that dividends may be paid on the Registrant's shares of preferred stock outstanding as of the date of the Congress Agreement (collectively, "Excepted Preferred Stock") under the terms of the applicable Excepted Preferred Stock and if and when declared by the Board of Directors of the Registrant pursuant to Delaware General Corporation Law.

        Legal Proceedings: W & R Drum Company. Perma-Fix of Memphis, Inc. ("PFM"), a subsidiary of the Registrant which was purchased in December 1993 and was formerly known as American Resource Recovery Corporation ("ARR"), has been notified by the United States Environmental Protection Agency ("EPA") that the EPA had conducted remediation operations at a site owned and operated by W
        & R Drum, Inc. in Memphis, Tennessee (the "Drum site"), and that the EPA was seeking information regarding, among other things, details regarding transportation of materials by others (such as ARR and PFM) to the Drum site and parties that may be a "potentially responsible party" ("PRP") regarding the Drum site as a result of delivering hazardous waste containers to W & R Drum, Inc. during the time of its operation.

        By correspondence dated January 15, 1998 ("PRP Letter"), the EPA has informed PFM that it believes that PFM is a PRP regarding the remediation of the Drum site, primarily as a result of acts by ARR prior to the time ARR was acquired by the Registrant. The PRP Letter states that the EPA is continuing to investigate other PRPs regarding the Drum site which may be liable for certain remediation costs of the Drum site. The PRP Letter estimated the total remediation costs incurred by the EPA for the Drum site to be approximately $1,400,000 as of November 30, 1997, and the EPA has orally informed the Registrant that such remediation has been substantially complete as of such date. Because CERCLA provides that liability for PRPs for a particular site is joint and several, the PRP Letter includes a demand by the EPA from PFM for the full amount of the remediation of the Drum site, including interest on such amount, as provided for in CERCLA. In addition, the EPA has advised PFM that it has sent PRP Letters to certain other companies making demand upon such other companies regarding the Drum site. The Registrant is currently investigating the allegations set forth in the PRP Letter and intends to vigorously defend against such allegations and the associated demand regarding remediation costs of the Drum site. The Registrant has notified certain of the previous owners of ARR that the Registrant will seek recovery from them as PRPs in the event PFM is determined to be a PRP regarding the Drum site, however, no assurance can be made that PFM will be able to recover remediation costs from such other previous owners. If PFM is determined to be liable for all or a substantial portion of the remediation cost incurred by the EPA at the Drum site, such could have a material adverse effect on the Registrant.

        Item 7. Financial Statements and Exhibits.
                __________________________________

        (c)   Exhibits.

              4.1 Loan and Security Agreement by and between the Registrant and Congress Financial Corporation (Florida) dated January 15, 1998. This agreement contains a list of schedules and exhibits omitted from the filed copy and the Registrant agrees to furnish supplementally a copy of any of the omitted schedules or exhibits to the Commission upon request.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 PERMA-FIX ENVIRONMENTAL
                                 SERVICES, INC.


                                 By:  /s/ Richard T. Kelecy
                                    _____________________________
                                    Richard T. Kelecy
                                    Chief Financial Officer


Date:  February 11, 1998